Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
e-mail: rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
e-mail: tnoland@humana.com

Humana's Ohio Market Settles Lawsuit

Agreement reinforces Humana's commitment to the Greater Cincinnati physician community

   LOUISVILLE, KY (October 23, 2003) - Humana Inc. (NYSE: HUM) announced today that its subsidiaries, Humana Health Plan of Ohio and Humana Insurance Company, have reached a settlement agreement involving litigation with physicians in the Greater Cincinnati area. The agreement, which is subject to approval by the courts, resolves Humana's involvement in litigation brought by the Academy of Medicine of Cincinnati, the Butler County Medical Society, the Northern Kentucky Medical Association and several physicians.

    "This settlement helps us on two fronts because it continues our long-standing practice of investing in our community's health care providers and it puts a distracting legal action behind us" said Larry D. Savage, president and CEO, Humana of Ohio. "For more than four years, we've led the industry through our investment in high quality, cost effective health care in Greater Cincinnati. This agreement allows us to continue on that path."

    The settlement agreement among the parties specifies that Humana denies any wrongdoing. The settlement agreement also specifies increases in reimbursement for the providers in the Cincinnati, Ohio and Northern Kentucky metropolitan area of approximately $20 million in 2004, an additional $15 million in 2005, and an additional $10 million in 2006. Humana does not expect this settlement to impact its previously issued consolidated earnings guidance for either 2003 or 2004 because the expected increased expenses begin in 2004 and have already been accounted for in the company's previous earnings guidance. Humana is scheduled to release its third quarter 2003 earnings results on October 27, 2003.

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    This news release contains forward-looking statements. The forward-looking statements made in the news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2002;
  Form 10-Qs for the quarters ended March 31, 2003 and June 30, 2003.

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    Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 6.6 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet-based plans - to employer groups, government-sponsored plans, and individuals.

    More information regarding Humana is available via the Internet at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned participation in investor conferences).